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                     January 25, 2022

       Jennifer L. Hamann
       Chief Financial Officer
       Union Pacific Corporation
       1400 Douglas Street
       Omaha, Nebraska 68179

                                                        Re: Union Pacific
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 5,
2021
                                                            File No. 001-06075

       Dear Ms. Hamann:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation